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Exhibit 99

FOR IMMEDIATE RELEASE

PRIMEDIA To Explore Strategic Options for its Workplace Learning Division

        (New York, NY, September 24, 2004)—PRIMEDIA Inc. (NYSE:PRM) today announced that it will explore strategic options for the company's Workplace Learning division. Workplace Learning is a division of PRIMEDIA Education and Training and provides integrated learning solutions for more than eight million professionals in the industrial, healthcare, banking, automotive, fire and emergency, government and law, and security markets.

        PRIMEDIA said that its Interactive Medical Network division of Workplace Learning would not be part of this strategic initiative.

        Kelly Conlin, president and CEO of PRIMEDIA stated: "Over the last year, we have invested and will continue to invest in properties and assets that fit within our core business focus. After careful review, we have concluded that Workplace Learning would be better operated and generate greater value to organizations fully engaged in the education and training disciplines. Given these factors, we have decided to explore options and manage an orderly process designed to generate maximum value to PRIMEDIA."

        PRIMEDIA has retained education and training specialist investment bank Berkery Noyes & Co., LLC to manage the process.

About PRIMEDIA Workplace Learning

        PRIMEDIA Workplace Learning, a division of PRIMEDIA Education and Training, is the leading provider of Integrated Learning Solutions for more than eight million professionals in the industrial, healthcare, banking, automotive, fire and emergency, government and law, and security markets. PRIMEDIA Workplace Learning's unique offerings include the world's largest satellite-delivered distance learning services; CD-ROM, Web-based and video training programs; and an Internet-enabled learning management system, which better enables corporations and government agencies to manage, track and measure their in-house training efforts. This unparalleled combination of content, custom solutions, technology and "any time/anywhere" delivery represents the state of the art in the fast-growing business-to-business training market. For more details on PRIMEDIA Workplace Learning, visit www.pwpl.com.

About PRIMEDIA

        PRIMEDIA is the leading targeted media company in the United States. With 2003 revenues from continuing businesses of $1.3 billion, our properties deliver content via print as well as the Internet, live events and video and offer highly effective advertising and marketing solutions in some of the most sought after niche markets. PRIMEDIA Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer. PRIMEDIA Consumer Guides is the #1 publisher and distributor of free consumer guides, with Apartment Guide, Auto Guide and New Homes Guide. PRIMEDIA Business Information has leading positions in 20 market sectors such as Agribusiness, Communications, Entertainment, Marketing and Transportation. PRIMEDIA Education and Training includes Channel One and other educational and training products. PRIMEDIA's stock symbol is NYSE: PRM.

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Contacts:

Media:
Elliot Sloane 212-446-1860	esloane@sloanepr.com
Whit Clay 212-446-1864	wclay@sloanepr.com
Investors:
Jim Magrone 212-745-0634	jmagrone@primedia.com

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PRIMEDIA To Explore Strategic Options for its Workplace Learning Division